Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Amcor plc of our report dated February 15, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Bemis Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 which is incorporated by reference in Amcor plc’s prospectus filed on March 25, 2019, which is incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
July 19, 2019